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                                                                   Exhibit 4.29


  LEINER HEALTH PRODUCTS INC.                     VITA HEALTH PRODUCTS INC.
    901 EAST 233RD STREET                            150 BEGHIN AVENUE
   CARSON, CALIFORNIA 90745                         WINNIPEG, MANITOBA


                                                                  March 28, 2001


The Bank Of Nova Scotia,
 as the U.S. Agent
One Liberty Plaza
New York, New York 10006

The Bank Of Nova Scotia,
 as the Canadian Agent
44 King Street West -- 14th Floor
Toronto, Ontario
Canada, M5H 1H1

Each of the Lenders party to the
 Credit Agreement referred to below

                       SECOND AMENDMENT TO WAIVER LETTER

Gentlemen and Ladies:

         We refer to (a) the Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "CREDIT AGREEMENT"), among Leiner Health Products Inc., a Delaware corporation (the "U.S. BORROWER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BORROWER", and together with the U.S. Borrower, the "BORROWERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the U.S. Facility (collectively, the "U.S. LENDERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the Canadian Facility (collectively, the "CANADIAN LENDERS", and together with the U.S. Lenders, the "LENDERS"), The Bank of Nova Scotia ("SCOTIABANK") as agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. AGENT"), Scotiabank, as agent for the Canadian Lenders under the Canadian Facility (in such capacity, the "CANADIAN AGENT", and together with the U.S. Agent, collectively, the "AGENTS"), Merrill Lynch Capital Corporation, as Documentation Agent, and Salomon Brothers Holding Company Inc., as Syndication Agent, and (b) the Waiver Letter, dated February 13, 2001 (the "WAIVER LETTER"), from the Borrowers to the Agents and the Lenders (as amended by the Amendment to Waiver Letter, dated February 23, 2001). Unless otherwise defined in this Second Amendment to Waiver Letter (this "AMENDMENT") or the context otherwise requires, terms used in this Amendment have the meanings provided in the Credit Agreement or the Waiver Letter, as applicable.

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         The Borrowers hereby request that the Required Lenders amend the Waiver
Letter as follows:


                  1. Extend the waiver termination date set forth in clause (x) of the second paragraph of the Waiver Letter from March 30, 2001 to April 12, 2001.

                  2. Extend the due date for the delivery of the Business Plan referred to in number 3 of the third paragraph of the Waiver Letter from 4:00 p.m. on March 23, 2001 to 4:00 p.m. on April 2, 2001 (and grant the Borrowers a corresponding extension of the payment date from March 23, 2001 to April 2, 2001 of the additional $375,000 waiver fee referred to in the Waiver Letter should the Borrowers fail to deliver the Business Plan on or prior to 4:00 p.m. on April 2, 2001).

                  3. Extend the date of the Borrowers' meeting with the Lenders referred to in number 4 of the third paragraph of the Waiver Letter from March 28, 2001 to either April 5 or April 6, 2001, with the meeting to be held in New York City.

         In addition, the Borrowers hereby request that the Required Lenders agree to lift the suspension of the Commitments set forth in clause (b)(i) of the fourth paragraph of the Waiver Letter solely for the purpose of allowing the U.S. Borrower to request the issuance of a Letter of Credit in a Stated Amount not to exceed $1,600,000 in favor of Transamerica Equipment Financial Services Corporation; PROVIDED, that the Borrowers agree to provide cash collateral to the U.S. Issuer in an amount equal to the Stated Amount of such Letter of Credit on terms satisfactory to the U.S. Issuer.

         In consideration of the Lenders delivery of this Amendment, the Borrowers agree that (unless otherwise agreed to by the Required Lenders, including as to amount and application), during the period from and after the date of this Amendment to (and including) April 12, 2001, concurrently with the receipt by either Borrower or any of their Affiliates of any judgement, settlement or other proceeds or amounts, however characterized, arising from or in connection with any anti-trust claims (including the Anti-trust Litigation, with all of the foregoing collectively referred to as the "PROCEEDS"), the U.S. Borrower shall make, or cause to be made, a mandatory prepayment of the Loans in the amount of the Proceeds, to be applied PRO RATA to the outstanding principal amount of all Loans (with the amount of such prepayment being applied to the remaining Term Loan amortization payments PRO RATA in accordance with the amount of each such remaining Term Loan amortization payment) and the cash collateralization of all Letters of Credit and a corresponding reduction of each Revolving Loan Commitment Amount. Furthermore, the Borrowers acknowledge and agree that the covenants set forth in numbers 2 and 6 of the third paragraph of the Waiver Letter and the increased interest accrual set forth in clause
(b)(iii) of the fourth paragraph of the Waiver Letter shall each continue to (and including) April 12, 2001.

         In order to induce the Lenders to enter into this Amendment, the Borrowers hereby represent and warrant that, both before and after giving effect to this Amendment, all of the statements set forth in Section 7.2.1 of the Credit Agreement are true and correct.


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         This Amendment shall become effective upon the receipt by the U.S.
Agent of executed counterparts hereof by the Borrowers and the Required Lenders. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

         THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. Except as expressly modified by this Amendment, all of the terms and provisions of the Waiver Letter (and the amendment thereto, dated as of February 23, 2001), the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed and administered in accordance with all of the terms and provisions of the Credit Agreement.


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         If you are in agreement with the foregoing terms, kindly execute this
Amendment in the space provided below and deliver to the Agents an executed counterpart of this Amendment.


                                        Very truly yours,


                                        LEINER HEALTH PRODUCTS INC.



                                        By:
                                           -------------------------------------
                                           Title:



                                        VITA HEALTH PRODUCTS INC.



                                        By:
                                           -------------------------------------
                                           Title:


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AGREED TO AND ACCEPTED
AS OF THE DATE FIRST
ABOVE WRITTEN:



-------------------------------------
[NAME OF LENDER]



By:
   ----------------------------------
   Title:




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